Exhibit 4.5

DESCRIPTION OF REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

References to “ROCH” and the “Company” herein are, unless the context otherwise indicates, only to Roth CH Acquisition I Co. and not to any of its subsidiaries. As of December 31, 2020, the end of the period covered by this Annual Report on Form 10-K, ROCH has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s common stock, $0.0001 par value (“common stock”), warrants to purchase common stock (“warrants”) and units comprised of one share of common stock and three-quarters of a warrant.

The following description of the Company’s capital stock and provisions of the Company’s amended and restated certificate of incorporation, bylaws and the Delaware General Corporation Law are summaries and are qualified in their entirety by reference to the Company’s amended and restated certificate of incorporation and bylaws. Copies of these documents have been filed with the SEC as exhibits to the Annual Report on Form 10-K to which this description has been filed as an exhibit.

As of March 8, 2021, the Company’s authorized capital stock consists of 50,000,000 shares of common stock, par value $0.0001 per share, of which 9,828,000 shares were issued and outstanding. The authorized and unissued shares of common stock are available for issuance without further action by the Company’s stockholders, unless such action is required by applicable law or the rules of any stock exchange on which the Company’s securities may be listed. Unless approval of stockholders is so required, the Company’s Board of Directors will not seek stockholder approval for the issuance and sale of common stock.

Units

Each unit consists of one share of common stock and three-quarters of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of common stock at a price of $11.50 per share, subject to adjustment. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of common stock. This means that only a whole warrant may be exercised at any given time by a warrantholder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Each warrant will become exercisable on the later of one year after the closing of ROCH’s IPO or the consummation of an initial business combination , and will expire five years after the completion of an initial business combination, or earlier upon redemption.

The private units held by ROCH’s insiders are identical to the public units described above except that the warrants underlying such private units will be exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the insiders or their affiliates.

Common Stock

Holders of record of ROCH’s common stock are entitled to one vote for each share held on all matters to be voted on by stockholders. In connection with any vote held to approve ROCH’s initial business combination, ROCH’s insiders, officers and directors, have agreed to vote their respective shares of common stock owned by them in favor of the proposed business combination.

ROCH will consummate its initial business combination only if public stockholders do not exercise conversion rights in an amount that would cause its net tangible assets to be less than $5,000,001 and if a stockholder vote is held, a majority of the outstanding shares of common stock voted are voted in favor of the business combination.

Pursuant to ROCH’s certificate of incorporation, if it does not consummate its initial business combination within 18 months from the closing of its IPO, ROCH will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of any remaining stockholders and its board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. ROCH’s insiders have agreed to waive their rights to share in any distribution with respect to their insider shares.

ROCH’s stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock, except that public stockholders have the right to sell their shares to ROCH in any tender offer or have their shares of common stock converted to cash equal to their pro rata share of the trust account if they vote on the proposed business combination and the business combination is completed. If ROCH holds a stockholder vote to amend any provisions of its certificate of incorporation relating to stockholder’s rights or pre-business combination activity (including the substance or timing within which it has to complete a business combination), ROCH will provide its public stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to ROCH to pay franchise and income taxes, divided by the number of then outstanding public shares, in connection with any such vote. In either of such events, converting stockholders would be paid their pro rata portion of the trust account promptly following consummation of the business combination or the approval of the amendment to the certificate of incorporation. If the business combination is not consummated or the amendment is not approved, stockholders will not be paid such amounts.

Warrants

Each whole warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of ROCH’s IPO or after the completion of its initial business combination. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of common stock. This means that only a whole warrant may be exercised at any given time by a warrantholder. However, no public warrants will be exercisable for cash unless ROCH has an effective and current registration statement covering the shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such shares of common stock. Notwithstanding the foregoing, if a registration statement covering the shares of common stock issuable upon exercise of the public warrants is not effective within 120 days from the closing of ROCH’s initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when ROCH shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. The warrants will expire five years from the closing of ROCH’s initial business combination at 5:00 p.m., New York City time.

In addition, if (x) ROCH issues additional shares of common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial business combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by its board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of ROCH’s initial business combination, and (z) the volume weighted average trading price of our shares of common stock during the 20 trading day period starting on the trading day prior to the day on which ROCH consummate its initial business combination (such price, the “Market Price”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the Market Price.

2

ROCH may call the outstanding warrants (excluding the warrants underlying the private units held by ROCH’s insiders) for redemption, in whole and not in part, at a price of $.01 per warrant at any time after the warrants become exercisable, upon not less than 30 days’ prior written notice of redemption to each warrant holder:

•	if, and only if, the reported last sale price of the shares of common stock equals or exceeds $18.00 per share, for any 20 trading days within a 30-day trading period commencing after the warrants become exercisable and ending on the third business day prior to the notice of redemption to warrant holders, and
•	if, and only if, there is a current registration statement in effect with respect to the shares of common stock underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for the warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of a redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If ROCH calls the warrants for redemption as described above, ROCH management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether ROCH will exercise the option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of the common stock at the time the warrants are called for redemption, ROCH’s cash needs at such time and concerns regarding dilutive share issuances.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and ROCH. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of shares of common stock at a price below their respective exercise prices.

3

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no public warrants will be exercisable for cash and ROCH is not obligated to issue shares of common stock unless at the time a holder seeks to exercise such warrant, a prospectus relating to the shares of common stock issuable upon exercise of the warrants is current and the shares of common stock have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, ROCH has agreed to use its best efforts to meet these conditions and to maintain a current prospectus relating to the shares of common stock issuable upon exercise of the warrants until the expiration of the warrants. If the prospectus relating to the shares of common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, ROCH will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of the shares of common stock outstanding.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

As of March 8, 2021, there were 5,936,265 whole warrants outstanding.

Certain Anti-Takeover Effects of Delaware Law and Provisions of ROCH’s Amended and Restated Certificate of Incorporation and Bylaws

ROCH is subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

·	a stockholder who owns 10% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

·	an affiliate of an interested stockholder; or

·	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

·	the board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

·	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

·	on or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at a meeting of stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

4

Exclusive Forum For Certain Lawsuits

ROCH’s amended and restated certificate of incorporation requires that derivative actions brought in ROCH’s name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions not including claims that arise under the Securities Act or Exchange Act, may be brought only in the Court of Chancery in the State of Delaware. This provision may have the effect of discouraging lawsuits against ROCH’s directors and officers.

Special meeting of stockholders

ROCH’s bylaws provide that special meetings of stockholders may be called only by a majority vote of the board of directors, by the chief executive officer or by the chairman.

Advance notice requirements for stockholder proposals and director nominations

ROCH’s bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be delivered to ROCH’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders. ROCH’s bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized but unissued shares

ROCH’s authorized but unissued common stock is available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock could render more difficult or discourage an attempt to obtain control of ROCH by means of a proxy contest, tender offer, merger or otherwise.

5